Exhibit 99.1

AlloVir Announces $126.6 Million Registered Direct Offering

Proceeds Support the Completion of Three Global Phase 3 Registrational Trials for Posoleucel and Global Regulatory Filings

Waltham, Mass., July 27, 2022 – AlloVir, Inc. (Nasdaq: ALVR), a late clinical-stage allogeneic T-cell immunotherapy company, today announced that it has entered into a securities purchase agreement with a group of institutional and strategic investors to sell 27,458,095 shares of common stock (the “Shares”) in a registered direct offering at a purchase price of $4.61 per share. Gross proceeds from the offering will equal approximately $126.6 million. The offering is expected to close on or about July 28, 2022, subject to the satisfaction of customary closing conditions.

The offering is being made without an underwriter or placement agent and includes participation from new and existing investors, including Kite, a Gilead Company (Nasdaq: GILD); F2 Ventures; ElevateBio, LLC; Invus; Redmile Group, LLC; EcoR1 Capital, LLC; and GMT Capital Corp.

“We are thrilled with the quality of the new and existing long-term investors who through this financing continue to support the acceleration of AlloVir’s highly innovative multi-virus specific T-cell therapy platform and the advancement of our lead cell therapy candidate, posoleucel. The additional proceeds will enable the completion of our three ongoing global Phase 3 registrational trials of posoleucel for the treatment and prevention of serious and life-threatening infections caused by six devastating viruses in immunocompromised patients,” said Diana Brainard, M.D., Chief Executive Officer, AlloVir.

AlloVir intends to use the net proceeds from the offering, together with existing cash, cash equivalents and investments, to complete enrollment and achieve data readouts in all three of the Company’s ongoing Phase 3 trials of its lead multi-virus specific T-cell therapy candidate, posoleucel, for the continued advancement of manufacturing processes to support regulatory submissions, for other research and development activities for its product candidates, and for general corporate purposes. As of June 30, 2022, AlloVir’s cash, cash equivalents and short-term investments equaled $172.7 million.

The Shares were offered pursuant to a shelf registration statement that was previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 6, 2021 (File No. 333-258539), as amended and declared effective by the SEC on February 28, 2022. A final prospectus supplement containing additional information relating to the offering, will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Shares, nor shall there be any sale of the Shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

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About AlloVir

AlloVir is a leading late clinical-stage cell therapy company with a focus on restoring natural immunity against life-threatening viral diseases in pediatric and adult patients with weakened immune systems. The company’s innovative and proprietary technology platforms leverage off-the-shelf, allogeneic, single- and multi-virus-specific T-cells for patients with T-cell deficiencies who are at risk from the life-threatening consequences of viral diseases. AlloVir’s technology and manufacturing process enable the potential for the treatment and prevention of a spectrum of devastating viruses with each single allogeneic cell therapy. The company is advancing multiple mid- and late-stage clinical trials across its product portfolio. For more information, visit http://www.allovir.com or follow us on Twitter or LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding AlloVir’s anticipated use of net proceeds from the offering and cash availability following the offering, statements regarding the completion and timing of the offering, development and regulatory status of AlloVir’s product candidates, the planned conduct of its preclinical studies, and clinical trials and its prospects for success in those studies and trials, and its strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties, and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to AlloVir’s financial results, the timing and successful completion of the registered offering of AlloVir’s common stock, the timing for the initiation and successful completion of AlloVir’s clinical trials of its product candidates, whether and when, if at all, AlloVir’s product candidates will receive approval from the U.S. Food and Drug Administration, or FDA, or other foreign regulatory authorities, competition from other biopharmaceutical companies, the impact of the COVID-19 pandemic on AlloVir’s product development plans, supply chain, and business operations and other risks identified in AlloVir’s SEC filings, including but not limited to the risks discussed in AlloVir’s Annual Report on Form 10-K for the year ended December 31, 2021 and in our other filings with the SEC. AlloVir cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. AlloVir disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent AlloVir’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

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Media and Investor Contact:

Sonia Choi

AlloVir

schoi@allovir.com